Exhibit 99.1

EZCORP NAMES NEW CHIEF FINANCIAL OFFICER

AUSTIN, Texas (March 2, 2015) - EZCORP, Inc. (NASDAQ: EZPW), a leading provider of pawn loans and consumer loans in the United States, Mexico and Canada, today announced that Mark Ashby has been appointed Chief Financial Officer. In that role, Mr. Ashby will be responsible for EZCORP’s accounting, financial planning and analysis, internal audit, investor relations, tax, and treasury functions.
Mr. Ashby has more than 30 years of finance and business experience, serving in a variety of senior financial management and operational roles. Mr. Ashby joins EZCORP from Myer Holdings Limited, Australia's largest department store group, where he served as Chief Financial Officer for seven years. Myer Holdings recorded sales of over $3.1 billion (AUS) in its most recent fiscal year and operates 67 stores across Australia supported by online, digital and mobile platforms. Mr. Ashby joined Myer in January 2008 and was instrumental in the turnaround of the company and its subsequent successful IPO in 2009.
Prior to joining Myer, Mr. Ashby spent five years with Mitre 10 Australia Ltd., a large home improvement and hardware retailer and wholesaler, serving as Chief Financial Officer (2004 to 2008) and Group General Manager, Home and Trade Division (2003 to 2004). Prior to that, Mr. Ashby was Founder and Director, Business Development and Funding Consulting for Clearview Business Advisory Pty Ltd., a business consulting firm (2001 to 2003); Chief Financial and Operating Officer for The Oriel Network, a joint venture telecommunications company set up by Motorola Inc. (1999 to 2001); and Finance Director for Sportsgirl Sportscraft Group (1994 to 1999). Mr. Ashby also spent nine years (1985 to 1994) with Motorola Australia Pty Ltd., serving in a variety of finance and accounting roles, including Director of Finance, Australasia and Director of Consumer Finance, Asia.
Mr. Ashby received a Bachelor of Business, Accounting from Swinburne University, and is a Fellow of the Australian Society of Certified Practicing Accountants.
“Mark brings a well-rounded depth of experience to the role, with proven performance in the CFO role across a number of companies. I am delighted to welcome Mark to EZCORP and our executive team, and his considerable experience will benefit the company enormously,” said Stuart Grimshaw, Chief Executive Officer of EZCORP.
Mr. Ashby said he is excited to be joining EZCORP and is looking forward to the challenges and opportunities ahead: “I see tremendous potential in the organization and I am looking forward to working with the team to turn that upside into reality.”
It is expected that Mr. Ashby will begin his role at EZCORP in June 2015.
About EZCORP
EZCORP is a leading provider of pawn loans and consumer loans in the United States, Mexico and Canada. With approximately 7,000 team members and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico and Canada, and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of consumer loans in Mexico, and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 750 stores that provide personal financial services and sell pre-owned merchandise.
Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/